Exhibit 23.2

[Cawley, Gillespie & Associates, Inc. Letter Head]

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in the Form 8-K with respect to the oil and gas reserves of Eagle Rock Energy Partners, L.P. as of the year ended December 31, 2008.  We hereby further consent to all references to our firm included in this Form 8-K and to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-147244 and No. 333-144938 (which pursuant to Rule 429, also constitutes the Registration Statement on Form S-3 (No. 333-140370)), and on Form S-8 (No. 333-139612 and No. 333-151081) of such information.

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
April 3, 2009